UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2007

DREAMS, INC.

(Exact name of registrant as specified in its charter)

Utah	000-30310	87-0368170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 South University Drive, Plantation, Florida	33324
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 377-0002

Registrant’s facsimile number, including area code: (954) 475-8785

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dreams, Inc., on November 8, 2007, promoted Dorothy Doucet-Sillano to the position of Chief Financial Officer and Vice President. Ms. Doucet-Sillano will remain at this time an at-will employee, will receive a base salary of $125,000 per year, will be eligible to participate in all available Company benefits programs, and will be eligible for an annual bonus at the discretion of the Company’s board of directors.

Prior to her appointment, Ms. Doucet-Sillano had been the Company’s Controller since August 2005. From January 1987 until November 1996, Ms. Doucet-Sillano was Second Vice President of Accounting at Chase Personal Financial Services, the upscale mortgage division of JP Morgan Chase. From 1997 through 1999, Ms. Doucet-Sillano was the Controller of First American lending, a sub-prime auto finance company. From 2000 through May 2005, Ms. Doucet-Sillano held the positions of Controller, acting Chief Financial Officer and Chief Financial Officer at three private educational institutions. Also, during this period, she served as a Sarbanes-Oxley consultant with MSI Consulting, Inc. In December 1990, Ms. Doucet-Sillano earned a B.B.A. in Accounting from Florida Atlantic University, became a Certified Public Accountant in 1991 and was conferred with a MBA from DeVry University in July 2005.

Concurrently with the foregoing appointment, the Company named Jaime Adamczyk its new Controller. For the past two years, Ms. Adamczyk has worked for The Siegfried Group, a provider of accounting and financial professionals to Fortune 500 companies to assist in special project implementation, financial reporting and analysis, legacy support systems, internal auditing and overall accounting assistance. Prior to that, she worked for 5 years with Grant Thornton, LLP and Goldstein Lewin & Co., as their Senior Auditor and Audit Supervisor, respectively. Ms. Adamczyk received a B.S. in Accounting from Florida Atlantic University, an M.B.A. from Nova Southeastern University, and she is a certified public accountant. Ms. Adamczyk is a member of the Florida Institute of Certified Public Accountants, American Institute of Certified Public Accountants, and an officer of the American Women’s Society of Certified Public Accountants (locally & nationally).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 13, 2007	DREAMS, INC.

	BY:	/s/ ROSS TANNENBAUM
Chief Executive Officer